FACTSET

November 20, 2001

Dear Stockholder:

        You are cordially invited to attend the Fiscal 2001 Annual Meeting of Stockholders of FactSet Research Systems Inc., which will be held at the Company’s corporate headquarters on Thursday, January 10, 2002, at 10:00 a.m.   I look forward to greeting you at the meeting.

        Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

        Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted. Therefore, I urge you to promptly return the enclosed proxy in the accompanying postage-paid envelope, vote using the Internet at http://www.proxyvoting.com/fds or vote by telephone by calling 1-800-840-1208.

        On behalf of the Board of Directors, I would like to express our appreciation for your continued support and loyalty.

Sincerely,

/s/ Philip A. Hadley
–––––––––––––––
Philip A. Hadley
Chairman of the Board and Chief Executive Officer

FACTSET RESEARCH SYSTEMS INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
January 10, 2002

To Our Stockholders:

        The Annual Meeting of Stockholders of FactSet Research Systems Inc., a Delaware corporation (the “Company”), will be held at the Company’s corporate headquarters at One Greenwich Plaza, Greenwich, Connecticut 06830, on Thursday, January 10, 2002, at 10:00 a.m. for the following purposes:

        1.    To elect two members of the Board of Directors for three-year terms.

        2.    To ratify the selection of PricewaterhouseCoopers LLP as the independent accountants of the Company for fiscal 2002.

        3.    To transact such other business as may properly come before the Annual Meeting.

        Only stockholders of record at the close of business on November 9, 2001 are entitled to notice of, and to vote at, this meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Ernest S. Wong
–––––––––––––––
Ernest S. Wong, Secretary

Greenwich, Connecticut
November 20, 2001

IMPORTANT

Whether or not you expect to attend in person, we urge you to vote at your earliest convenience by returning the enclosed proxy card, voting by telephone at 1-800-840-1208 or by using the Internet at http://www.proxyvoting.com/fds.   Internet and telephone voting is available 24 hours a day, and will be accessible until 4:00 p.m., Eastern Standard Time, on January 9, 2002. Promptly using the Internet or telephone to vote or returning the enclosed proxy card will save the Company incremental expenses associated with additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Voting using the Internet or sending in your proxy will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.

FACTSET RESEARCH SYSTEMS INC.
One Greenwich Plaza
Greenwich, Connecticut 06830

PROXY STATEMENT FOR ANNUAL MEETING
OF STOCKHOLDERS
To Be Held January 10, 2002

        The Board of Directors of FactSet Research Systems Inc. (the “Company” or “FactSet”) delivers this Proxy Statement, form of proxy and voting instructions, which was first mailed to stockholders on November 20, 2001, in connection with the solicitation of proxies and will be voted at the Annual Meeting of Stockholders of the Company (the “Meeting”). The Meeting will be held at 10:00 a.m. on Thursday, January 10, 2002, at One Greenwich Plaza, Greenwich, Connecticut 06830, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

        Your vote is important. Stockholders of record may vote their proxy by Internet, telephone or by mail. Stockholders who execute proxies may revoke them at any time before they are exercised by written notice to the Secretary of the Company at or prior to the Meeting by timely delivery of a valid, later-dated proxy or voting by ballot at the Meeting. The cost of the solicitation of proxies will be borne by the Company.

        The only outstanding voting security of the Company is its Common Stock, $0.01 par value per share (the “Common Stock”). Stockholders of record at the close of business on November 9, 2001 will be entitled to vote at the Meeting on the basis of one vote for each share of Common Stock held. On November 9, 2001, there were 33.5 million shares of Common Stock outstanding.

I.   Director and Executive Officer Information

Information Regarding the Board of Directors and Related Committees

        The Board of Directors (the “Board”) and related Committees of the Company are served by:

        Scott A. Billeadeau, Director.   Mr. Billeadeau, age 40, is a Senior Vice President and Senior Portfolio Manager with Paladin Investment Associates, LLC (formerly Investment Advisers, Inc.). Prior to joining Paladin, Mr. Billeadeau managed all the small-cap and mid-cap assets for TradeStreet Investment Associates, the investment management subsidiary of Bank of America. Mr. Billeadeau began his career in 1985 with American Express Financial Advisers, previously IDS Financial Services, Inc., where he was a quantitative analyst. Mr. Billeadeau received a degree in Economics from Princeton University and is a Chartered Financial Analyst. His current Board term expires in concurrence with the annual Meeting of Stockholders for fiscal 2003.

        John D. Connolly, Director.   Mr. Connolly, age 58, is an experienced investment professional with a long career in the financial services industry. He retired as a Principal/Partner and Portfolio Manager with Miller Anderson & Sherrerd, serving that firm from 1990 to 1998. From 1984 to 1990, Mr. Connolly served as a Senior Vice President, Chief Investment Strategist for Dean Witter Reynolds. Prior to joining Dean Witter, he held the position of Senior Vice President, Director of Research at Shearson/American Express. Mr. Connolly has also held various senior positions with E.F. Hutton; White Weld; Faulkner, Dawkins & Sullivan, Inc.; National Securities & Research; and Citibank. Mr. Connolly is a member of the Audit Committee and has served on the Board since January 1999. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2001. Mr. Connolly is retiring from the Board and is not nominated for re-election. His retirement will be effective on the day of the Annual Meeting of Stockholders for fiscal 2001.

        Michael F. DiChristina, President, Chief Operating Officer and Director.   Mr. DiChristina, age 39, joined the Company in 1986 as a Software Engineer and held the position of Director of Software Engineering from 1990 to 1999. Prior to joining the Company, Mr. DiChristina was a Software Engineer at Morgan Stanley & Co. Mr. DiChristina received a B.S. in Electrical Engineering from Massachusetts Institute of Technology. Mr. DiChristina has served on the Board since March 2000. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2002.

        Philip A. Hadley, Chairman of the Board of Directors, Chief Executive Officer and Director.   Mr. Hadley, age 39, was named Chairman and Chief Executive Officer of the Company on September 5, 2000. Mr. Hadley joined the Company in 1985 within the Consulting Services Group. From 1986 to 1989, Mr. Hadley held the position of Vice President, Sales with the Company. From 1989 to 2000, Mr. Hadley was Senior Vice President and Director of Sales and Marketing with the Company. Prior to joining the Company, Mr. Hadley was employed by Cargill Corporation. Mr. Hadley received a B.B.A. in Accounting from the University of Iowa and is a Chartered Financial Analyst. Mr. Hadley has served on the Board since September 2000. Mr. Hadley serves as the Chairman of the Nominating Committee. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2003.

        Joseph E. Laird, Jr., Director.    Mr. Laird, age 56, serves as Chairman and Chief Executive Officer of Laird Squared LLC, an investment banking company that he formed in January 1999, exclusively to serve the database information services industry. From 1989 to 1999, Mr. Laird was a Managing Director of Veronis, Suhler & Associates, a leading specialty merchant bank that serves the media and information industries. From 1982 to 1989, he was an institutional equity salesman and a senior securities analyst of database information services for Hambrecht & Quist. From 1975 to 1982, Mr. Laird was an institutional equity salesman and investment strategist for PaineWebber Mitchell Hutchins. Mr. Laird is also a director of The Advisory Board Company, which specializes in best practices research and analysis related to the management of companies in the health care industry. Mr. Laird is the Chairman of the Compensation Committee, a member of the Nominating Committee and has served on the Board since 1993. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2001. Mr. Laird is nominated for a three-year term, which would expire in concurrence with the Annual Meeting of Stockholders for fiscal 2004.

        John C. Mickle, Director.   Mr. Mickle, age 75, has been President of Sullivan, Morrissey & Mickle Capital Management Corporation since 1978. Mr. Mickle is an experienced investment advisor, having held prior positions with Shearson Hayden Stone, Inc.; UBS-DB Corporation; and Faulkner, Dawkins & Sullivan, Inc. Mr. Mickle is also a director of Mickelberry Communications Inc. Mr. Mickle is the Chairman of the Audit Committee and has served on the Board since November 1997. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2003.

        Walter F. Siebecker, Director.   Mr. Siebecker, age 60, is a managing director of the Depository Trust and Clearing Corporation (“DTC”). He joined the National Securities Clearing Corporation (“NSCC”), a subsidiary of DTC, in 1996 as a Managing Director in charge of the organization’s Annuity Processing Service. Mr. Siebecker's background is in retail and institutional investment services in the domestic and global markets. Prior to joining NSCC, Mr. Siebecker was a consultant to the Trading Services Division at Lehman Brothers and spent 16 years at Salomon Smith Barney Inc., where he was responsible for the Operations Division as Executive Vice President and Chief Operations Officer. Mr. Siebecker is a member of the Audit Committee and has served on the Board since November 1997. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2002.

        Charles J. Snyder, Vice Chairman of the Board of Directors and Director.   Mr. Snyder, age 59, a co-founder of FactSet in 1978, retired as President and Chief Technology Officer of the Company on August 31, 1999. At that time he became Vice Chairman of the Board and agreed to continue as a consultant to the Company's engineering and technology groups. In conjunction with the Company’s announcement of Howard Wille's retirement as Chief Executive Officer of the Company effective May 22, 2000, Mr. Snyder was named interim Chief Executive Officer of the Company. Mr. Snyder acted as interim Chief Executive Officer of the Company. Mr. Snyder acted as interim Chief Executive Officer of the Company until September 5, 2000, at which time Philip A. Hadley was named Chairman and Chief Executive Officer of the Company. From 1964 to 1977, Mr. Snyder worked for Faulkner, Dawkins & Sullivan, Inc., eventually becoming Director of Computer Research, a position he retained with Shearson Hayden Stone, Inc. after its acquisition of Faulkner, Dawkins & Sullivan, Inc. in 1977. Mr. Snyder has been a Director of the Company since its formation in 1978, and is a member of the Nominating Committee. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2001. Mr. Snyder is nominated for a three-year term, which would expire in concurrence with the Annual Meeting of Stockholders for fiscal 2004.

        Howard E. Wille, Director.   Mr. Wille, age 73, was a founder of the Company in 1978 and held the position of Chief Executive Officer from that time until May 22, 2000, the date on which he retired from active employment with the Company. Mr. Wille continued to serve as the non-executive Chairman of the Board of the Company until August 31, 2000. From 1966 to 1977, Mr. Wille was a Partner and Director of Research at Faulkner, Dawkins & Sullivan, Inc., a Wall Street investment firm, and held a managerial position with Shearson Hayden Stone, Inc. after its acquisition of Faulkner, Dawkins & Sullivan, Inc. in 1977. He was President and Chief Investment Officer of Piedmont Advisory Corporation from 1961 to 1966 and, prior to that time served as a securities analyst, investment manager and investment counselor for several firms. Mr. Wille has been a Director of the Company since its formation in 1978. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2002.

Information Regarding the Board of Directors and its Committees

         The Company’s Board of Directors has three Committees:  the Compensation Committee, the Audit Committee and the Nominating Committee. The Compensation Committee has two members, Messrs. Laird and Billeadeau. Its primary function is to assist the Board in fulfilling its oversight responsibilities to ensure officers and other key executives are compensated in accordance with the Company’s total compensation and organizational objectives. The Audit Committee has three members: Messrs. Connolly, Mickle and Siebecker. The Audit Committee assists the Board of Directors in fulfilling its oversight review of the Company’s financial reporting processes. Its primary responsibilities include meeting with financial management to review the Company’s system of internal controls, reviewing the external audit process as conducted by the Company’s independent auditors and reviewing the financial information provided to shareholders and other external parties. The Nominating Committee was formed in January 2001 by a vote of the Board of Directors. The Nominating Committee has three members: Messrs. Hadley, Snyder and Laird. The Nominating Committee’s duties include reviewing the qualifications of candidates for nomination as Directors as well as making recommendations to the Board regarding prospective nominees to the Board.

         During fiscal 2001, the Board of Directors officially met seven times, the Compensation Committee met one time and the Audit Committee met four times. The Nominating Committee did not meet in fiscal 2001. All directors attended at least 75% of the meetings of the Board and the meetings of the committees on which they served, with the exception of Mr. Wille.

         Philip A. Hadley and Michael F. DiChristina, as officers of the Company during fiscal 2001, received no compensation for serving on the Board of Directors. Effective January 1, 2001, each director, with the exception of Mr. Hadley and Mr. DiChristina, receives an annual retainer of $20,000 in addition to 3,000 non-qualified stock options on the date of each annual meeting for his service on the Board. Also, Committee chairmen receive an annual fee of $2,500. The exercise price of each non-qualified stock option is the closing price of FactSet’s common shares on the date of grant. Prior to January 1, 2001, non-employee Directors received an annual retainer of $10,000 and 2,000 non-qualified stock options on the date of each annual meeting for their service on the Board. In addition, non-employee Directors were entitled to receive $1,000 for attending each meeting of a committee of the Board (or $500 for participating by telephone). Each non-employee Director is entitled to one FactSet password at no charge. The password provides access to the FactSet system to allow Directors to use the Company’s products and services. Non-qualified stock options granted to Directors vest ratably at 20% per year over five years upon the anniversary date of each grant and expire ten years from the date the options were granted.

         During fiscal 2001, the Company’s Board of Directors granted accelerated vesting privileges of non-qualified stock options previously granted to David R. Korus, a Director of the Company from July 1997 to January 11, 2001. The unvested portions of Mr. Korus’s stock options automatically became vested and exercisable concurrent with the expiration of his term as a member of the Company’s Board of Directors. The aggregate number of stock options owned by Mr. Korus was 19,600 with exercise prices ranging from $9.40 to $33.06 per stock option. The accelerated vesting of these options resulted in the recognition of $383,400 in compensation expense in fiscal 2001, in accordance with generally accepted accounting principles.

AUDIT COMMITTEE REPORT

         The Board of Directors has charged the Audit Committee with a number of responsibilities, including review of the adequacy of the Company’s financial reporting and accounting systems and controls. The Board has adopted a written Audit Committee Charter, a copy of which was included as an appendix to the definitive proxy statement filed with the Securities and Exchange Commission in connection with the solicitation of proxies for the fiscal 2000 Annual Meeting. The Audit Committee has a direct line of communication with PricewaterhouseCoopers LLP, the Company’s independent public accountants. The Audit Committee is composed entirely of independent directors as defined by the listing standards of the New York Stock Exchange.

         The responsibilities of the Audit Committee are set forth in its Charter. In fulfilling its responsibility, the Audit Committee discusses with the Company’s independent public accountants the overall scope and specific plans for their audit. The Audit Committee has reviewed the Company’s audited financial statements for fiscal 2001 with management and with PricewaterhouseCoopers LLP. Such review included discussions concerning the quality of accounting principles as applied and significant judgments affecting the Company’s financial statements. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP matters such as the quality (and acceptability) of the Company’s accounting principles as applied in its financial reporting, as required by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has received from PricewaterhouseCoopers LLP written disclosures concerning the independent accountants’ independence from the Company and has discussed with PricewaterhouseCoopers LLP its independence, as required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee recommends to the Board of Directors the selection of the independent public accountants.

         In reliance on the reviews and discussions conducted with management and the independent public accountants, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s 2001 Annual Report on Form 10-K, for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        John C. Mickle, Chairman

        John D. Connolly

        Walter F. Siebecker

Independent Auditors

         PricewaterhouseCoopers LLP were the independent auditors of the Company’s financial statements for fiscal 2001. Representatives of PricewaterhouseCoopers LLP will be at the Annual Meeting to respond to appropriate questions and make a statement should they desire to do so. In addition to performing the audit services for fiscal 2001, the Company also retained PricewaterhouseCoopers LLP to perform other non-audit related services during the year. The aggregate fees billed by PricewaterhouseCoopers LLP in connection with the services rendered for fiscal 2001 were as follows:

         (1)    Audit Fees - $95,000 for professional services rendered in connection with the audit of the fiscal 2001 financial statements and the reviews of the quarterly financial statements during said year.

         (2)    All Other Fees - $164,000 for other non-audit related services.

         The Audit Committee has considered whether the provision of the non-audit services listed as “All Other Fees” above is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the “ Exchange Act”), requires the Company’s Directors and Executive Officers to file reports of holdings and transactions in FactSet stock with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (“NYSE”). Based on its records and other information, the Company believes that for fiscal 2001, all reports for the Company’s Executive Officers, Directors and beneficial owners of more than 10% of the Company’s Common Stock that were required to be filed pursuant to Section 16 of the Exchange Act were timely filed, except the inadvertent late filings as set forth below. Messrs. Hadley, Thomas, and Frankenfield each filed a late Form 3 after becoming Executive Officers of the Company. Mr. Hadley filed a late Form 4 covering a total of six transactions representing 1,896 shares of Common Stock. Mr. DiChristina filed two late Form 4 reports covering five transactions representing 1,095 shares of Common Stock. Mr. Snyder filed two late Form 4 reports covering a total of four transactions totaling 537 shares of Common Stock. Mr. Thomas filed a Form 4 report covering four transactions, three of which were reported late and represented 60,653 shares of Common Stock (60,000 shares of Common Stock were acquired through an exercise of stock options in September 2001). Mr. Frankenfield filed a Form 4 covering three transactions, of which two were reported late and amounted to 434 shares of Common Stock. Mr. Wong filed two late Form 4 reports covering eight transactions amounting to 1,130 shares of Common Stock. Mr. Siebecker filed a Form 4 covering two transactions, one of which was reported late and totaled 2,000 shares of Common Stock. Mr. Wille filed a late Form 4 covering four transactions representing one share of Common Stock. The Form 5 reports for the Company’s Executive Officers and Directors required to be filed by October 15, 2001, were filed in November 2001. All the late Form 4 filings are related to automatic contributions and dividends associated with the named individuals’ participation in the Company’s Employee Stock Ownership Plan (the “ESOP”) and the annual grant of stock options, with the exception of one transaction by Mr. Thomas and one transaction by Mr. Siebecker. During the past fiscal year, the Company has experienced delays in receiving information related to these transactions on a timely basis from third party employee benefits administrators. The Company is working with these outside administrators to ensure future prompt delivery of the relevant share ownership information.

Information Regarding Beneficial Ownership of Principal Shareholders, Directors and Management

        The following table sets forth, as of November 9, 2001, certain information regarding the beneficial ownership of the Company’s Common Stock by (1) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Common Stock, (2) each Director and the named Executive Officers of the Company, and (3) all Directors and Executive Officers of the Company as a group.

	Beneficial Ownership
	of Common Stock	Percentage of
Name	at November 9, 2001	Common Stock

Philip A. Hadley (1)(4)	680,982	2.04%
Scott A. Billeadeau (1)	––	––
John D. Connolly (1)	––	––
Joseph E. Laird, Jr. (1)	––	––
John C. Mickle (1)	––	––
Walter F. Siebecker (1)	11,010	see note (5)
Charles J. Snyder (1)(4)	5,138,110	15.36
Howard E. Wille (1)(2)	6,115,119	18.30
Michael F. DiChristina (1)(4)	270,041	0.81
Michael D. Frankenfield (1)(3)(4)	121,862	see note (5)
Townsend Thomas (1)(4)	347,321	1.04
Ernest S. Wong (1)(4)	49,012	see note (5)
FactSet Research Systems Inc. Employee Stock Ownership Plan (1)(4)	1,196,364	3.58
All Directors and Executive Officers of the Company as a group (12 persons)	12,733,457	38.05

(1)	The address for each of these beneficial owners is FactSet Research Systems Inc., One Greenwich Plaza, Greenwich, Connecticut 06830.

(2)	Adelaide P. McManus, Mr. Wille’s spouse, owns 333,603 shares of Common Stock. Mr. Wille disclaims beneficial ownership of such shares.

(3)	Kelly Frankenfield, Mr. Frankenfield’s spouse, is employed by the Company and owns 144 shares of Common Stock through her participation in the ESOP. Mr. Frankenfield disclaims beneficial ownership of such shares.

(4)	Shares reported for the ESOP excludes ESOP shares owned by Messrs. Snyder (100,236), Hadley (212,391), DiChristina (150,041), Thomas (166,445), Frankenfield (39,714), Wille (273) and Wong (2,824). Such shares are included in the number of Common shares beneficially owned by each named Executive Officer.

(5)	Percentage of Common Stock is less than 0.4%.

Information Regarding Named Executive Officer Compensation

        Cash Compensation.  The following table summarizes the compensation earned by the Company’s named Executive Officers for the latest three fiscal years ended August 31, 2001.

Summary Compensation Table

				Securities
				Underlying
	Fiscal	Annual Compensation		Options/	All Other
Name and Principal Position	Year	Salary	Bonus	SAR Grants	Compensation (1)

Philip A. Hadley, (2)	2001	342,318	275,000	100,000	15,583
Chairman and	2000	259,615	258,975	15,000	8,513
Chief Executive Officer	1999	250,000	124,231	20,000	5,791

Charles J. Snyder, (3)	2001	––	––	3,000	80,000	(3)
Interim Chief Executive Officer,	2000	––	––	––	134,287	(3)
President and Chief Technology	1999	300,000	500,000	––	23,373
Officer (Retired)

Michael F. DiChristina,	2001	346,166	275,000	50,000	16,123
President and	2000	311,549	280,771	70,000	8,513
Chief Operating Officer	1999	250,000	163,462	20,000	5,791

Michael D. Frankenfield	2001	296,166	175,000	25,000	9,273
Senior Vice President and	2000	259,616	158,975	15,000	8,513
Director of Sales and Marketing	1999	221,154	126,282	20,000	5,791

Townsend Thomas	2001	296,166	150,000	20,000	9,273
Senior Vice President and	2000	259,616	217,308	15,000	8,513
Chief Technology Officer	1999	244,231	143,975	20,000	5,791

Ernest S. Wong,	2001	298,087	175,000	20,000	18,948
Senior Vice President,	2000	271,155	227,564	20,000	8,513
Chief Financial Officer	1999	235,577	160,257	20,000	5,791
and Secretary

(1)	Represents annual employer contributions to named Executive Officers’ ESOP accounts for all years presented for Messrs. Thomas and Frankenfield; for fiscal years 2000 and 1999 for Messrs. Hadley, DiChristina and Wong; and for fiscal year 1999 for Mr. Snyder. Fiscal 2001 amounts include $6,310, $6,850 and $9,675, respectively, for use of Company automobiles by Messrs. Hadley, DiChristina and Wong. Also included is the annual premium paid by the Company on a life insurance policy for Mr. Snyder for fiscal years 2000 and 1999 in the amounts of $14,287 and $17,582, respectively.

(2)	Mr. Hadley was appointed Chairman of the Board and Chief Executive Officer of FactSet effective September 5, 2000.

(3)	Mr. Snyder retired from his position as President and Chief Technology Officer on August 31, 1999. At that time, he became Vice Chairman of the Board and agreed to continue as a consultant to the Company’s Engineering and Technology groups. Mr. Snyder was paid $10,000 per month by the Company for providing the aforementioned consulting services. Mr. Snyder was appointed interim Chief Executive Officer of the Company on May 22, 2000, the date of Mr. Wille’s retirement from the Company. Mr. Snyder served as interim Chief Executive Officer until September 5, 2000, the date on which Mr. Hadley was appointed Chief Executive Officer of the Company. The consulting agreement between the Company and Mr. Snyder was terminated on May 3, 2001, effective April 30, 2001. Mr. Snyder was not compensated beyond the amount of the monthly consulting retainer during the period in which he served as interim Chief Executive Officer.

Compensation Pursuant to Stock Options

         Stock Option Grants in the Last Fiscal Year.   During fiscal 2001, Messrs. Hadley, DiChristina, Thomas, Frankenfield, Wong and Snyder were granted stock options to purchase 100,000, 50,000, 20,000, 25,000, 20,000 and 3,000 shares of the Company’s Common Stock, respectively. The options expire ten years from the date of grant and vest at a rate of 20% per year beginning one year after the grant date. The option exercise price was the fair value of the Company’s stock on the date of grant. No other stock option grants were made to the named Executive Officers in fiscal 2001.

		% of Total
	Number of Securities	Options/SARs			Grant Date	(1)
	Underlying Options/	Granted in	Exercise or	Expiration	Fair
	SARs Granted	Fiscal 2001	Base Price	Date	Value
Name	(#)	(%)	($/sh)		($)

Philip A. Hadley	100,000	8.1	$33.563	09/05/2010	$ 1,411,000
Charles J. Snyder	3,000	0.2	$34.620	01/11/2011	50,880
Michael F. DiChristina	50,000	4.0	$34.250	11/13/2010	705,550
Michael D. Frankenfield	25,000	2.0	$34.250	11/13/2010	352,750
Townsend Thomas	20,000	1.6	$34.250	11/13/2010	282,200
Ernest S. Wong	20,000	1.6	$34.250	11/13/2010	282,200

(1)	The fair value of the option grant is estimated using the Black-Scholes option-pricing model. Assumptions used by the model were a risk-free interest rate of 5.70%, an expected option life of four years, expected volatility of 45% and a dividend yield of 0.4%.

Aggregated Stock Option Exercises in Last Fiscal Year and Fiscal Year-End Stock Option Values

        The following table provides information on stock option exercises in fiscal 2001 by the named Executive Officers and the value of such officers’ unexercised stock options at August 31, 2001.

	Shares		Number of Securities		Value of
	Acquired	Value	Underlying Unexercised		Unexercised In-the-Money
	On Exercise	Realized	Options/SARs at Fiscal Year-End		Options/SARs at Fiscal Year-End
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Philip A. Hadley	4,500	121,815	15,501	132,999	$ 116,631	$ 209,469
Charles J. Snyder	––	––	––	3,000	––	––
M. DiChristina	––	––	35,501	126,999	254,781	209,469
M. Frankenfield	10,500	242,580	11,002	63,998	47,562	324,063
T. Thomas	––	––	84,501	52,999	1,721,781	209,469
Ernest S. Wong	15,000	374,150	83,893	56,997	1,404,095	209,463

Report on Executive Compensation

        The Compensation Committee (the “Committee”) is responsible for administering the Company’s executive compensation policies and practices. The Committee is composed solely of outside directors and reports regularly to the Board. Outside directors are not eligible to participate in any of the plans or programs it administers. In fiscal 2001, the Committee reviewed cash compensation for the Chairman and the Chief Executive Officer, the President and Chief Operating Officer, the Chief Financial Officer, the Chief Technology Officer and the Director of Sales and Marketing. The Committee also reviews and approves the aggregate number of options granted to employees to purchase Common Stock of the Company.

         In carrying out its duties, the Committee has direct access to independent compensation consultants and outside survey data. Compensation for the named Executive Officers and other key management positions is designed to:

        1.    Attract, retain and motivate key personnel.

        2.    Be competitive with compensation offered for similar positions by other companies in the technology and financial services industries.

        3.    Tie a meaningful portion of compensation to the Company’s operating and financial performance through annual bonuses.

        4.    Link the financial interests of key employees and the Company’s stockholders via stock-based incentives.

         Overall, the Company aims to deliver above-average compensation contingent on achievement of superior levels of Company and individual performance. Compensation is delivered through three major components, as described below:

         Base Salary.  Base salaries have been established according to the experience and qualifications of the individual executives. Generally, base salaries are intended to be sufficiently competitive to attract and retain key employees.

         In fiscal 2001, the base salary for Mr. Hadley was $342,318. Mr. Snyder, who served as the interim Chief Executive Officer of the Company from May 22, 2000, through September 4, 2001, was not compensated beyond the $10,000 monthly retainer to which he was entitled pursuant to the consulting agreement he signed with the Company effective for the period of September 1, 2000, through August 31, 2001. The consulting agreement between the Company and Mr. Snyder was terminated on May 3, 2001, effective April 30, 2001.

         Annual Bonus.  Annual bonuses have been determined on a discretionary basis considering a number of factors including the Company’s profitability, revenue growth, achievement of strategic and department goals, individual performances and competitive market practices. In the normal course of business, the Committee determines the bonuses for the named Executive Officers based on the Company’s operational and financial performance and competitive total compensation levels determined by an independent compensation consulting firm. In considering competitiveness, the Committee reviewed the compensation levels for a sample of industry sector companies of similar size and financial performance to FactSet. This group is a more comparable set of companies than those included in the NASDAQ Computer Index used for the performance graph below.

         Stock Options.  Stock options are intended to align incentives with long-term stock performance and act as a motivational and retention tool. Stock option grants were made in fiscal 2001 to selected key employees based on individual contribution and potential.

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to named Executive Officers. As such, compensation paid in fiscal 2000 by the Company is fully tax-deductible. The tax deductibility of compensation for the named Executive Officers will be preserved as long as such actions are consistent with the Committee's compensation policies and objectives and in the best interests of the Company and its stockholders.

         The Committee believes that the fiscal 2001 compensation of the named Executive Officers was aligned with the Company’s performance and returns to shareholders and provided a balanced mix between base pay and incentive compensation.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

        Joseph E. Laird, Jr., Chairman

        Scott A. Billeadeau

Employment Agreements

         The Company has an agreement dated May 8, 1996, with Ernest S. Wong relating to the terms of his employment. Under the agreement, in the event Mr. Wong is terminated by the Company at any time for reasons other than good cause, as set forth in the agreement, the Company will continue to pay his base salary and standard employee benefits for 12 months following the date of such termination. In the event Mr. Wong is terminated for any reason within one year following a change in control of the Company, as defined in the agreement, Mr. Wong will be entitled to continue receiving his base salary and standard employee benefits for two years from the date of such termination.

         At the end of fiscal 2001, the Company did not have employment agreements with Messrs. Hadley, DiChristina, Frankenfield or Thomas.

         On May 22, 2000, Mr. Wille, the Company’s former Chairman and Chief Executive Officer, announced his desire to retire from active employment with the Company and as Chief Executive Officer of the Company. At this time, a Retirement Agreement was entered into between the Company and Mr. Wille. In accordance with the Retirement Agreement, for a period of thirty-six months subsequent to August 31, 2000, the Company is to provide Mr. Wille (and his spouse and dependents, if applicable) medical and dental benefits substantially equivalent to those benefits previously received by Mr. Wille during his tenure as Chairman and Chief Executive Officer. Also, under the Retirement Agreement, Mr. Wille has agreed not to engage in certain activities in competition with the Company, including directly or indirectly owning, managing, operating, joining, controlling, engaging in employment by or participating in or consulting for, any business that is similar to or competes with the Company or its subsidiaries for a period of two years subsequent to August 31, 2000.

         Mr. Snyder’s employment contract with the Company expired in 1999, and he retired as President and Chief Technology Officer effective August 31, 1999. He agreed to remain as a consultant to the Company’s Engineering and Technology groups and was elected Vice Chairman of the Board of Directors. Upon his retirement, Mr. Snyder entered into a consulting agreement with the Company effective September 1, 1999, that expired September 1, 2000. The Company renewed the consulting agreement with Mr. Snyder for the period of September 1, 2000 through August 31, 2001. On May 3, 2001, the consulting agreement between the Company and Mr. Snyder was terminated effective April 30, 2001. Under the terms of the consulting agreement: 1) Mr. Snyder was paid a monthly retainer of $10,000 and was reimbursed for all reasonable and necessary expenses incurred in connection with the services contracted for with the Company; 2) Mr. Snyder agreed to keep Company proprietary information confidential; 3) all inventions related to the business of the Company in which Mr. Snyder may have been involved were considered the sole property of the Company; 4) Mr. Snyder agreed not to engage in certain activities in competition with the Company, including directly or indirectly owning, managing, operating, joining, controlling, engaging in employment by or participating in or consulting for any business that is similar to or competes with the Company or its subsidiaries or to participate in the solicitation of any Company employee to leave the employ of the Company; and 5) Mr. Snyder performed consulting services under his consulting agreement as an “independent contractor” and not as an “employee” of the Company. In addition to his duties as a consultant to the Company during fiscal 2001, Mr. Snyder was named interim Chief Executive Officer of the Company at the time of Mr. Wille’s retirement. Mr. Snyder continued to act as interim Chief Executive Officer of the Company until September 5, 2000, the date on which Mr. Hadley was named Chief Executive Officer and Chairman of the Board. Mr. Snyder was not compensated beyond the $10,000 monthly retainer to which he was entitled in accordance with his consulting agreement with the Company.

         Performance Graph.  Comparison of cumulative total return among FactSet, the S&P 500 Index, and the NASDAQ Computer Index.

(Performance graph omitted)

			NASDAQ
	FactSet	S&P 500	Computer Index

August 31, 1996	100	100	100
August 31, 1997	135	141	166
August 31, 1998	159	173	152
August 31, 1999	344	213	362
August 31, 2000	473	247	613
August 31, 2001	380	187	206

         At August 31, 2001, the price per common share was $25.35. At fiscal year-end 2000, 1999, 1998, 1997 and 1996, the price per common share was $34.19, $23.16, $10.75, $9.15, and $6.75, respectively. All share prices give retroactive effect to the 2-for-1 stock split that occurred on February 4, 2000 and the 3-for-2 stock split that occurred on February 5, 1999. The stock performance graph assumes an investment of $100 on August 31, 1996 in FactSet stock and an investment of $100 at that time in both the S&P 500 Index and the NASDAQ Computer Index. This performance graph assumes reinvestment of dividends for FactSet stock and the S&P 500 Index only.

II.   Matters Requiring Shareholder Vote

1.  Election of Directors

         Two Directors are to be elected at the Annual Meeting of Stockholders. Each Director will hold office for a term not exceeding three years or until a successor is elected and qualified. It is intended that the accompanying proxy will be voted in favor of the following persons to serve as directors, unless the stockholder indicates to the contrary on the proxy.

Management expects that the nominees will be available for election. However, if a nominee is not a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated by the Nominating Committee of the Board to fill any such vacancy. The Board requests that the stockholders vote on the following nominees to serve a three-year term expiring in concurrence with the Annual Meeting of Stockholders for fiscal year 2004:

         Joseph A. Laird, Jr.  Refer to page 2 for Mr. Laird’s biography and page 6 for information about Mr. Laird’s stock ownership and compensation.

         Charles J. Snyder.  Refer to page 3 for Mr. Snyder’s biography and page 6 for information about Mr. Snyder’s stock ownership and compensation.

2.   Ratification of the Selection of Independent Public Accountants

         The Board requests that the stockholders ratify its selection of PricewaterhouseCoopers LLP as independent accountants for the Company for fiscal 2002. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the Board will select another firm of independent accountants.

         Representatives of PricewaterhouseCoopers LLP will be present at the Meeting and will have an opportunity to make a statement. They will also be available to respond to appropriate questions.

III.  Solicitation of Proxies

         The Board solicits the proxy accompanying this Proxy Statement. Officers, directors, and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services, may solicit proxies. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger. The Company will reimburse persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding solicitation materials to their principals. The Company will pay all of the costs of solicitation of proxies.

IV.  Vote Tabulation

         Vote Required. Under the Delaware General Corporation Law, the election of the Company’s Directors requires a plurality of the votes represented in person or by proxy at the Meeting and the ratification of the selection of accountants requires that the votes in favor exceed the votes against. Mellon Investor Services will tabulate votes cast by proxy or in person at the Meeting.

         Effect of an Abstention and Broker Non-Votes. A stockholder who abstains from voting on any or all proposals will be included in the number of stockholders present at the Meeting for the purposes of determining the presence of a quorum. Abstentions will not be counted either in favor of or against the election of the nominees or other proposals. Under the rules of the National Association of Securities Dealers, brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to a matter by their clients may vote their clients’ proxies at their own discretion.

V. Proposals of Stockholders

         Proposals of stockholders intended to be presented at the fiscal year 2002 Annual Meeting of Stockholders must be received by us, attention: Mr. Ernest S. Wong, the Company’s Secretary, at our principal executive offices, no later than August 1, 2002, to be included in the Company’s Proxy Statement.

VI. Other Matters

         The Board does not intend to bring any other business before the Meeting, and so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the notice of the Meeting. However, as to any other business, which may properly come before the Meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

/s/ Ernest S. Wong
–––––––––––––––
Ernest S. Wong
Secretary
Greenwich, Connecticut, November 20, 2001

       A COPY OF THE COMPANY’S FORM 10-K REPORT FOR FISCAL 2001, FILED WITH THE
       SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED OVER THE INTERNET
       AT WWW.FACTSET.COM OR BY CONTACTING:

INVESTOR RELATIONS
FACTSET RESEARCH SYSTEMS INC.
ONE GREENWICH PLAZA
GREENWICH, CONNECTICUT 06830
203.863.1500

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE TWO NOMINEES AND FOR PROPOSAL 2. Please mark your votes as indicated in this example |X|

1. TO ELECT TWO (2) MEMBERS TO THE BOARD OF DIRECTORS OF FACTSET RESEARCH SYSTEMS INC.

Nominees:	01 Joseph E. Laird, Jr.
02 Charles J. Snyder

Withheld for the nominees you list below: (Write that nominee's name in the space provided below.)
____________________________________________________

FOR	WITHHELD FOR ALL
|_|	|_|

2:	TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT ACCOUNTANTS FOR FISCAL 2002.

FOR	AGAINST	ABSTAIN
|_|	|_|	|_|

TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT OF THE MEETING.

By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company's transfer agent, Mellon Investor Services LLC, 85 Challenger Road, Ridgefield Park, NJ 07660 and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.		|_|

Signature _______________________________________ Signature ____________________________________ Date ____________________

Please sign exactly as your name appears on this card. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating such officer's title. Trustees, guardians, executors and administrators should sign in their official capacity giving their full title as such. A partnership should sign in the partnership name by an authorized person, stating such person's title and relationship to the partnership.

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Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 4 p.m. Eastern Standard Time on January 9, 2002.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/fds	OR	Telephone 1-800-840-1208	OR	Mail

Use the Internet to vote your
proxy. Have your proxy card
in hand when you access
the web site. You will be
prompted to enter your control
number, located in the box
below, to create and submit
an electronic ballot.

Use any touch-tone telephone
to vote your proxy. Have your
proxy card in hand when you
call. You will be prompted to
enter your control number,
located in the box below, and
then follow the directions given.
Mark, sign and date your proxy card and return it in the enclosed postage- paid envelope.

IF you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

FactSet Research Systems Inc.

FACTSET RESEARCH SYSTEMS INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
JANUARY 10, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF FACTSET RESEARCH SYSTEMS INC.

     The undersigned hereby appoints the Secretary of FactSet Research Systems Inc. with full power of substitution, attorneys and proxies to vote the shares of Common Stock of FactSet Research Systems Inc., which the undersigned is entitled to vote at the Annual Meeting of stockholders of the Company to be held at One Greenwich Plaza, Greenwich, Connecticut 06830, on January 10, 2002, and at any adjournments and postponements of the meeting, with all the power the undersigned would possess if personally present, as indicated on the reverse side.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the two nominees listed in proposal 1 and for proposal 2. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements of the meeting to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

(CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE)

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